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                                          [AMERITRADE HOLDINGS CORPORATION LOGO]



                                                                   EXHIBIT 10.14



September 13, 2001

Mr. Joseph H. Moglia
Ameritrade Holding Corporation
4211 S, 102nd Street
Omaha, NE 68127


Dear Joe:

    You and Ameritrade Holding Corporation (the "Company") are parties to an amended and restated employment agreement dated March 1, 2001 (the "Employment Agreement"). Paragraph 10 of Exhibit A, as well as Exhibit B of the Employment Agreement, provide that you will participate in the Ameritrade Holding Corporation Deferred Compensation Plan (the "Plan"). You should generally not be subject to income tax on amounts credited for your benefit under the Plan until you receive distribution of those amounts. However, you generally become subject to Social Security taxes (sometime called "FICA taxes") with respect to the Plan benefits as they become vested, rather than at the time of later distribution.

     This letter is intended to reflect our understanding that the Company will lend to you the FICA tax amounts due from you from time to time as a result of your vesting in benefits under the Plan. The loan will be made pursuant to the promissory note attached to this letter agreement. Generally, the promissory note provides that you are required to repay the loan at the time of termination of your employment. The Company may set off the amount of the loan against the amount that would otherwise be distributable to you under the Plan. The loan will not bear interest. However, applicable income tax rules require that, for a compensatory loan bearing a below-market rate of interest, taxable interest income will be imputed to the borrower. Consistent with that requirement, the Company will include the amount of each year's imputed interest income on your Form W-2 for the year. Also, for periods prior to your termination of employment, the Company will make an annual cash gross-up payment to you in an amount equal to all taxes (including any interest or penalties imposed with respect thereto) imposed on the imputed interest, including all taxes (including any interest and penalties imposed with respect thereto) imposed upon the gross-up payment.

     If you accept the terms of this letter agreement, please indicate your acceptance by signing and returning a copy of this letter to the undersigned, along with a signed copy of attached promissory note.


Ameritrade Holding Corporation         Accepted and agreed to September 13, 2001

      KURT D. HALVORSON                             JOSEPH H MOGLIA
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Kurt D. Halvorson                      Joseph H Moglia
Chief Administrative Officer           Chief Executive Officer

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                                           [AMERITRADE HOLDING CORPORATION LOGO]

September 13, 2001


                                PROMISSORY NOTE

     Joseph H. Moglia (the "Borrower") and Ameritrade Holding Corporation (the "Lender") are parties to an amended and restated employment agreement dated March 1, 2001 (the "Employment Agreement"). Paragraph 10 of Exhibit A, as well as Exhibit B of the Employment Agreement, provide that the Borrower will participate in the Ameritrade Holding Corporation Deferred Compensation Plan (the "Plan"). Section 3111 of the Internal Revenue Code (the "Code") generally requires the Borrower to pay tax with respect to Old Age, Survivors and Disability Insurance and Health Insurance ("FICA taxes") with respect to the Borrower's "wages," including those attributable to the Plan. Under Code section 3121(v), the Borrower will generally be treated as receiving "wages" for purposes of section 3111 at the time amounts vest under the Plan. The Borrower is required to pay FICA taxes at the time the wages are treated as received. The Lender has agreed to lend to the Borrower the amount of the FICA tax due from the Borrower from time to time by reason of the vesting of amounts under the Plan, with such loans to be made as the FICA taxes become due.

     In return for the Lender extending such loans to the Borrower, the Borrower promises to pay to the Lender on the due date, at the Lender's principal office, the principal sum equal to the amount lent to the Borrower as described in this Note. The loan shall bear no interest. Said principal amount shall be due on the date of the Borrower's termination of employment with the Lender for any reason. At the Lender's option, repayment may be payable in annual, monthly, or quarterly installments, in accordance with the distribution of the Account Balance referenced in the Borrower's Employment Agreement dated March 1, 2001 and as subsequently amended.

     The holder of this Note shall have full recourse against the Borrower personally for failure to pay the Notes as and when due. At any time after the loan becomes due in accordance with the preceding paragraph, the holder shall be permitted to satisfy all or any portion of the amount due hereunder by charging such amount against any amounts otherwise due to the Borrower under the Plan.

     The amount due under this Note is payable in lawful money of the United States of America. The privilege is reserved to prepay any portion of this Note at any time.

     Should suit be commenced to collect this Note or any portion thereof, such sum as the court may deem reasonable shall be added hereto as attorneys' fees. The maker waives presentment for payment, protest, notice of protest and notice of non-payment of this Note. This Note shall be governed by the laws of the State of Nebraska as they apply to contracts entered into and wholly to be performed within such state.


Borrower:                                   Lender:


      JOSEPH H. MOGLIA                      KURT D. HALVORSON, FOR AMERITRADE
---------------------------------           ---------------------------------
Joseph H. Moglia                            Kurt D. Halvorson
Chief Executive Officer                     Chief Administrative Officer

Date:      9/13/01                          Date:      9/13/01
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